EXHIBIT 10.4

AMENDMENT TO AGREEMENT

      This Amendment to Agreement is made and entered into this 1st day of March, 2000 by and between First Business Bancshares, Inc., a Wisconsin corporation (the “Corporation”), and its wholly owned subsidiary, First Business Bank, a Wisconsin-chartered state bank (the “Bank”)(herein collectively referred to as the “Companies”) and Jerome J. Smith, Director of the Bank and President and Chief Executive Officer and Director of the Corporation (hereinafter referred to as “Executive”).

WITNESSETH

      WHEREAS, the Companies and Executive entered into an Agreement dated June 23, 1995 relating to Smith’s services to the Companies (the “1995 Agreement”); and

      WHEREAS, the parties wish to amend certain of the provisions of 1995 Agreement with respect to the repurchase of “Shares” (as such term is defined in the 1995 Agreement) of the Corporation from the Executive.

      NOW, THEREFORE, the parties amend the 1995 Agreement, effective as of the original effective date of the 1995 Agreement, as follows.

AGREEMENT

      1. Article 6 of the 1995 Agreement is amended in its entirety to read as follows:

      “Article 6. STOCK AND OPTION PURCHASE AGREEMENT

      6.1 Agreement. The Corporation agrees that for a period of eighteen (18) months after the Date of Termination, it will purchase each Share owned by Executive as provided in this Article 6.

      6.2 Share Purchase Price. One hundred twenty-five (125%) percent of the per share book value of the Corporation on the last day of the month immediately preceding the month in which the Date of Termination occurs (or, if later, the last day of the month immediately preceding the month which is the 6th month after the Executive acquires the Share through the exercise of an Option), as determined by the Board of the Corporation using Generally Accepted Accounting Principles (GAAP).

      6.3 Adjustments for Capital Changes. The Share Purchase Price determined under Section 6.2, and the exercise price under each Option shall be proportionately adjusted for cash dividends as defined below and any increase or decrease in the total number of outstanding shares of the Corporation’s Common Stock issued subsequent to the Effective Date of this Agreement resulting from a split, subdivision or consolidation of the Corporation’s Common Stock, the payment of a stock dividend, or any other capital adjustment. Such adjustment shall be made only if Executive did not receive the benefit of such capital changes with respect to such shares. The adjustment for cash dividend (“Dividend Adjustment”) as used in this section means the amount of any cash dividends paid by the Corporation in excess of the greater of twenty-five (25%) percent of the consolidated net income of the Corporation and its subsidiaries for the fiscal year in which the dividend is paid, or the cash dividend paid by the Corporation in the preceding fiscal year. The amount of the Dividend Adjustment shall be added back to the balance sheet of the Corporation in determining the per share book value under Section 6.2 above. Determination of the Dividend Adjustment made other than at the end of a fiscal year shall be based upon consolidated net income through the last day of the month in which the Date of Termination occurs, or the prorated cash dividend for the preceding fiscal year, whichever is greater.

      6.4 Notice. If the Executive desires to cause the Corporation to purchase his Shares under this Article 6, he shall give written notice of intent to have the Corporation purchase Shares owned. Such notice shall be given within eighteen (18) months of the Date of Termination. Failure to give such notice within such period of time shall relieve the Corporation of all its obligations under this Article 6. The Corporation shall execute the purchase within thirty (30) days of receipt of notice.

      6.5 Title to Shares. All Shares repurchased by the Corporation under this Article 6 shall have good and marketable title, free and clear of all pledges, warrants, calls, commitments, subscriptions, agreements, voting trusts of agreements, proxies, unpaid taxes, claims rights, including, without limitation, any marital or community property rights, and options of whatever nature.

      6.6 Transfer of Rights. The rights under this Article 6 shall inure to the benefit of and be enforceable by the Companies, the Executive, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, beneficiaries, distributees, devisees, and legatees.

      6.7 Forfeiture of Rights. If Executive violates any provision of Article 4 of this Agreement, all rights under this Article 6 shall be immediately forfeited.”

      2. Section 7.1(g) is added to Section 7.1 of the 1995 Agreement to read as follows:

      “(g) Notwithstanding anything to the contrary in this Agreement, Shares acquired by the Executive through the exercise of an Option must be held for a period of at least 6 months before they may be transferred, pledged, encumbered or resold to the Corporation (or its subsidiaries).”

      3. All of the remaining provisions of the 1995 Agreement shall remain in full force and effect.

2

      IN WITNESS WHEREOF the parties have executed this Amendment to the 1995 Agreement as of the date and year first above written and agree that this Amendment to the 1995 Agreement shall be effective as of June 23, 1995.

FIRST BUSINESS BANCSHARES, INC.
BY: /s/ Kenneth P. Urso Kenneth P. Urso, Chairman of the Board

FIRST BUSINESS BANK
BY: /s/ Corey Chambas Corey Chambas, President

BY: /s/ Jarome J. Smith Jarome J. Smith, Executive

3

SECOND AMENDMENT TO AGREEMENT

THIS SECOND AMENDMENT TO AGREEMENT is made and entered into among First Business Financial Services, Inc. (formerly known as First Business Bancshares, Inc.) and its wholly owned subsidiary First Business Bank, (sometimes referred to collectively as “The Companies”), and Jerome J. Smith (hereinafter sometimes referred to as “Executive”).

WHEREAS, The Companies and Smith are parties to an AGREEMENT dated June 23rd 1995, and an AMENDMENT TO AGREEMENT dated March 1st 2000; and

WHEREAS, parties wish to enter into this SECOND AMENDMENT TO AGREEMENT;

NOW THEREFORE, The parties agree as follows, effective June 9, 2003.

      1. Subject to paragraph 3 of this SECOND AMENDMENT TO AGREEMENT, the definition of Salary (as defined by Section 1.1 (v.) of the AGREEMENT is changed to read:

      “Salary” means the greater of (a) the average annual monetary compensation including bonuses but not including employee benefits paid to the Executive, for each of the three calendar years immediately preceding the year of termination; or (b) 100% of the monetary compensation including bonuses but not including employee benefits, paid to the Executive in calendar year 1994, increased by the average increase in salary for the officer group within either of the Companies between 1994 and the year preceding the year of termination.

      2. In consideration of paragraph 1 of this SECOND AMENDMENT TO AGREEMENT, Executive agrees:

           A. Executive will continue his present employment duties for the benefit of The Companies until at least July 1, 2005.

           B. In addition, if Executive wishes to cease his present employment duties for the benefit of The Companies, Executive will give notice in writing to First Business Financial Services, Inc. at least one year before he ceases such employment. Such notice shall be effective only on July 1, 2005, or a subsequent anniversary of July 1, 2005, except that Executive may designate an effective date more than one year following the notice date, which effective date may be other than July 1.

      3. If Executive breaches the promise made in paragraph 2 A or 2 B of this SECOND AMENDMENT TO AGREEMENT, the definition of “Salary” shall revert to the definition contained in the 1995 AGREEMENT, and there shall be no other remedy or compensation to The Companies or either of them on account of such breach.

      4. Executive is excused from the promises made in paragraphs 2 A and 2 B of this SECOND AMENDMENT TO AGREEMENT in the event his employment is terminated by The Companies, by his death while employed by The Companies, or by his medically verifiable incapacity: if Executive’s termination of employment is for one of the foregoing three reasons, the definition of “Salary” shall be the definition stated in paragraph 1 of this SECOND AMENDMENT TO AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement this 9th day of June, 2003.

First Business Financial Services, Inc.

By: /s/ Chuck Thompson Chuck Thompson, Chairman of the Board

First Business Bank

By: /s/ Corey Chambas Corey Chambas, President

/s/ Jerome J. Smith Jerome J. Smith, Executive

THIRD AMENDMENT TO AGREEMENT

THIS THIRD AMENDMENT TO AGREEMENT is made and entered into among First Business Financial Services, Inc. (formerly known as First Business Bancshares, Inc.) and its wholly owned subsidiary First Business Bank, (sometimes referred to collectively as “The Companies”), and Jerome J. Smith (hereinafter sometimes referred to as “Executive”).

WHEREAS, The Companies and Smith are parties to an AGREEMENT dated June 23rd 1995, and an AMENDMENT TO AGREEMENT dated March 1st 2000; and a SECOND AMENDMENT TO AGREEMENT dated June 9, 2003;

WHEREAS, parties wish to enter into this THIRD AMENDMENT TO AGREEMENT;

NOW THEREFORE, The parties agree as follows, effective October 20, 2003:

      In consideration of one dollar, and of Executive’s continued employment by the Companies, Executive’s past superior performance, and Executive’s morale towards his employment by The Companies and for other good and valuable consideration, Article 7 entitled, “RESTRICTIONS ON DISPOSITION OF SHARES AND OPTIONS OWNED BY EXECUTIVE” of the AGREEMENT is of no force or effect, except that Section 7.1(g) as added by the AMENDMENT TO AGREEMENT dated March 1st 2000 remains in effect as a separate Article 7, and is agreed to be entitled, “RESTRICTION ON SALE TO COMPANIES OF SHARES ACQUIRED BY OPTION.” All other provisions of the AGREEMENT, the AMENDMENT TO AGREEMENT, and the SECOND AMENDMENT TO AGREEMENT remain in effect.

IN WITNESS WHEREOF, the parties have executed this Agreement this 3rd day of November, 2003.

First Business Financial Services, Inc.

By: /s/ Chuck Thompson Chuck Thompson, Chairman of the Board

First Business Bank

By: /s/ Corey Chambas Corey Chambas, President

/s/ Jerome J. Smith Jerome J. Smith, Executive

JACK D. WALKER JAMES K. PEASE, JR.	MELLI, WALKER, PEASE & RUHLY, S.C. A SERVICE CORPORATION	JOSEPH A MELLI OF COUNSEL
JAMES K. RUHLY	ATTORNEYS AT LAW
THOMAS R. CRONE	TEN EAST DOTY, SUITE 900	JOHN H. SHIELS
PHILIP J. BRADBURY	P.O. BOX 1664	( 10 10- 1995)
JOANN M. HART	MADISON, WISCONSIN 53701-1664
SUSAN C.’ SHEERAN		TELEPHONE (608) 257-4812
DOUGLAS E. WITTE	SENDER’S E-MAIL ADDRESS: jackwalker@melliwalker.com	TELEFAX (608) 258-7470
DANA J. ERLANDSEN
DEVON R. BAUMBACH
DANIEL D. BARKER
JENIFER L. KRAEMER
ANGELA BLACK
CHARITY A. MCCARTHY

January 14, 2004

PERSONAL AND CONFIDENTIAL
Jodi Chandler, VP - Human Resources
First Business Financial Services, Inc.
P.O. Box 44961
Madison, WI 53744-4961

Re: Jerry Smith Agreement

Dear Jodi:

      You asked for my opinion whether “Salary” includes bonus payments attributable to one calendar year, but paid in the next calendar year, under the Second Amendment to Agreement between Jerome J. Smith and First Business Financial Services, Inc. dated June 9, 2003.

      My opinion is that the Agreement means that bonuses paid in a calendar year which are attributable to performance in a prior calendar year are to be included as compensation for such prior calendar year, when determining “Salary.” I base my opinion on what I believe to be the parties’ intent, on the purpose of the Agreement, and on the logic of the definition and the requirements for payment. I also base the opinion on the use of the word “for” in the phrase “for each of the three calendar years.” This use of the word “for” stands in contrast with “in” or “during”.

      I understand that bonuses for a year are ordinarily paid in February of the following year. If that is a reliable practice, then the parties could confirm my opinion by agreeing to the terms of this letter.

      In that case, the parties would be agreeing that bonuses paid in January or February of any year are to be included as compensation for the prior calendar year, for the purpose of the Smith Agreement, including the Second Amendment described above. All other monetary compensation, including bonuses, is to be included as compensation for the year during which it is paid to Smith (whether or not Smith actually receives the payment).

Jodi Chandler, VP - Human Resources
January 14, 2004

      Confirmation of this letter would be easier to accomplish, and perhaps later change, than another formal amendment.

Very truly yours,

Jack D. Walker

JDW/sma

Contents of the above letter Agreed to by Jerome J. Smith this 26th day of January, 2004.

/s/ Jerome J. Smith Jerome J. Smith

Contents of the above letter Agreed to by First Business Financial Services, Inc. this 26th day of January, 2004, pursuant to resolution of the Board of Directors.

First Business Financial Services, Inc.

By: /s/ Charles H. Thompson Charles H. Thompson

FOURTH AMENDMENT TO AGREEMENT

THIS FOURTH AMENDMENT TO AGREEMENT is made and entered into among First Business Financial Services, Inc. (formerly known as First Business Bancshares, Inc.) and its wholly owned subsidiary First Business Bank, (sometimes referred to collectively as “The Companies”), and Jerome J. Smith (hereinafter sometimes referred to as “Executive”).

WHEREAS, the Companies and Smith are parties to an AGREEMENT dated June 23rd 1995, and an AMENDMENT TO AGREEMENT dated March 1st 2000; a SECOND AMENDMENT TO AGREEMENT dated June 9, 2003; and a THIRD AMENDMENT TO AGREEMENT dated November 3, 2003;

WHEREAS, the parties wish to enter into this FOURTH AMENDMENT TO AGREEMENT;

NOW THEREFORE, the parties agree as follows, effective June 25, 2004:

      1. Subject to paragraph 2 of this FOURTH AMENDMENT TO AGREEMENT, the definition of Salary (as defined by Section 1.1 (v.) of the AGREEMENT is changed to read as follows, if Smith complies with paragraphs 2, 3, and 4 of this FOURTH
AMENDMENT TO AGREEMENT:

“Salary” means the greater of (a) or (b).

(a) The average annual monetary compensation including bonuses but not including employee benefits paid to the Executive for three of the five calendar years immediately preceding the year of termination. The three calendar years used to determine the average shall be the last calendar year preceding the year of termination, and the Executive’s choice of two of the remaining four calendar years immediately preceding the year of termination.

(b) 100% of the monetary compensation including bonuses but not including employee benefits, paid to the Executive in calendar year 1994, increased by the average increase in monetary compensation for the officer group within either of the Companies between 1994 and the year preceding the year of termination.

      2. In consideration of paragraph 1 of this FOURTH AMENDMENT TO AGREEMENT, Executive Agrees:

            A. Executive will continue his present employment duties for the benefit of The Companies until at least July 1, 2006.

            B. In addition, if Executive wishes to cease his present employment duties for the benefit of The Companies, Executive will give notice in writing to First Business Financial Services, Inc. at least one year before he ceases such employment. Such notice shall be effective only on July 1, 2006, or a subsequent anniversary of July 1, 2006, except that Executive may designate an effective date more than one year following the notice date, which effective date may be other than July 1.

            C. If Executive breaches the promise made in paragraph 2 A or 2 B of this FOURTH AMENDMENT TO AGREEMENT, the definition of “Salary” shall revert to the definition contained in the 1995 AGREEMENT, or as applicable the definition contained in the SECOND AMENDMENT TO AGREEMENT and there shall be no other remedy or compensation to The Companies or either of them on account of such breach.

            D. Executive is excused from the promises made in paragraphs 2 A and 2 B of this FOURTH AMENDMENT TO AGREEMENT in the event his employment is terminated by The Companies, by his death while employed by The Companies, or by his medically verifiable incapacity: if Executive’s termination of employment is for one of the foregoing three reasons, the definition of “Salary” shall be the definition stated in paragraph 1 of this FOURTH AMENDMENT TO AGREEMENT.

            E. The parties agree that the definition of “Salary” will be at least as favorable to Executive as the definition contained in paragraph 1 of the SECOND AMENDMENT TO AGREEMENT, if Executive remains employed through July 1, 2005, even if Executive does not remain employed through July 1, 2006, and even if Executive does not give the notice required by paragraph 2 B of the SECOND or the FOURTH AMENDMENT TO AGREEMENT.

      3. The definition clarifications contained in the letter from Attorney Jack D. Walker to Vice-President Jodi Chandler dated January 14, 2004 (copy attached) apply also to the definition of “Salary” in this FOURTH AMENDMENT TO AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement this 25th day of June, 2004.

First Business Financial Services, Inc.

By: /s/ Chuck Thompson Chuck Thompson, Chairman of the Board

First Business Bank

By: /s/ Corey Chambas Corey Chambas, President

/s/ Jerome J. Smith Jerome J. Smith, Executive

JACK D. WALKER	MELLI, WALKER, PEASE & RUHLY, S.C.	JOSEPH A. MELLI
JAMES K. PEASE, JR.		OF COUNSEL
JAMES K. RUHLY	A SERVICE CORPORATION
THOMAS R. CRONE		JOHN H. SHIELS
PHILIP J. BRADBURY	ATTORNEYS AT LAW	(10 10-1995)
JOANN M. HART
SUSAN C. SHEERAN	TEN EAST DOTY, SUITE 900
DOUOLAS E. WITTE
DANA J. ERLANDSEN	P.O. BOX 1664	TELEPHONE (608) 257-4812
DEVON R. BAUMBACH		TELEFAX (608) 258-7470
DANIEL D. BARKER	MADISON, WISCONSIN 53701-1664
JENIFER L. KRAEMER
ANGELA BLACK	SENDER’S E-MAIL ADDRESS:
CHARITY A. MCCARTHY	jackwalker@melliwalker.com

January 14, 2004

PERSONAL AND CONFIDENTIAL
Jodi Chandler, VP - Human Resources
First Business Financial Services, Inc.
P. O. Box 44961
Madison, WI 53744-4961

Re:    Jerry Smith Agreement

Dear Jodi:

     You asked for my opinion whether “Salary” includes bonus payments attributable to one calendar year, but paid in the next calendar year, under the Second Amendment to Agreement between Jerome J. Smith and First Business Financial Services, Inc. dated June 9, 2003.

     My opinion is that the Agreement means that bonuses paid in a calendar year which are attributable to performance in a prior calendar year are to be included as compensation for such prior calendar year, when determining “Salary.” I base my opinion on what I believe to be the parties’ intent, on the purpose of the Agreement, and on the logic of the definition and the requirements for payment. I also base the opinion on the use of the word “for” in the phrase “for each of the three calendar years.” This use of the word “for” stands in contrast with “in” or “during”.

     I understand that bonuses for a year are ordinarily paid in February of the following year. If that is a reliable practice, then the parties could confirm my opinion by agreeing to the terms of this letter.

     In that case, the parties would be agreeing that bonuses paid in January or February of any year are to be included as compensation for the prior calendar year, for the purpose of the Smith Agreement, including the Second Amendment described above. All other monetary compensation, including bonuses, is to be included as compensation for the year during which it is paid to Smith (whether or not Smith actually receives the payment).

Jodi Chandler, VP - Human Resources
January 14, 2004

     Confirmation of this letter would be easier to accomplish, and perhaps later change, than another formal amendment.

Very truly yours,

Jack D. Walker

JDW/sma

Contents of the above letter Agreed to by Jerome J. Smith this 26th day of January, 2004.

/s/ Jerome J. Smith

Jerome J. Smith

Contents of the above letter Agreed to by First Business Financial Services, Inc. this 26th day of January, 2004, pursuant to resolution of the Board of Directors.

First Business Financial Services, Inc.

By:	/s/ Charles H. Thompson

Charles H. Thompson

Exhibit 10.4

AGREEMENT BY AND BETWEEN

FIRST BUSINESS BANK AND

COREY CHAMBAS

(AMENDED AND RESTATED SEPTEMBER 21, 2004)

i

AGREEMENT

     THIS AMENDED AND RESTATED AGREEMENT is made and entered into as of this 21st day of September, 2004, by and between First Business Bank, a Wisconsin corporation (“the Company”) and Corey Chambas, President of First Business Bank (“the Executive”). The parties agree that the agreement between them dated December 16, 2003 is superseded by this Agreement and is no longer in effect.

WITNESSETH:

     WHEREAS, in exchange for the Executive’s agreement to remain an employee of the Company, the Company agrees that it shall provide to the Executive and/or his beneficiaries the death and retirement benefits set forth in this Agreement, subject to the terms and conditions of this Agreement, and it further agrees that said benefits shall be in addition to Executive’s regular compensation, bonus and employee benefits; and

     WHEREAS, the Board of Directors of the Company has approved the Company entering into this Agreement with the Executive; and

     WHEREAS, the Executive has discharged the duties as a Senior Executive in a very capable and skillful manner, resulting in substantial benefits to the Company; and

     WHEREAS, the Company desires the Executive to remain in its service and to continue to use his knowledge and experience on behalf of the Company, and is willing to offer the Executive an incentive to do so in the form of death and retirement benefits; and

     WHEREAS, the Executive is willing to continue his efforts on behalf of the Company in exchange for such an incentive; and

     WHEREAS, should the possibility of a Change in Control of the Company arise, the Board believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon his advice, if it requests it, as to the best interests of the Company and its shareholders without concern that he might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and

     WHEREAS, should the possibility of a Change in Control arise, in addition to the Executive’s regular duties, he may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate.

     NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows.

ARTICLE 1 . DEFINITIONS

     1.1 Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below, and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this document.

(b)	“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 10.2 herein.

(c)	“Board” means the Board of Directors of the Company or any committee formed by or appointed by the Board to administer this Agreement.

(d)	“Cause” shall be determined by the Board, in the exercise of good faith and reasonable judgment, and shall mean any of the following:

(1) The willful, intentional, and continued failure by the Executive to substantially perform the Executive’s duties to the best of Executive’s ability after a written demand for performance is delivered by the Board to the Executive that identifies the failure to perform such duties if such failure is not remedied within ninety (90) calendar days after receipt of the written demand by the Executive.

(2) The occurrence of the Executive’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony substantially related to the circumstances of the Executive’s duties; or material breach by Executive of the banking laws of Wisconsin or the United States or any regulation issued by a state or federal regulatory authority having jurisdiction over the banking affairs of First Business Bank, or any of its subsidiary, parent, or affiliated organizations; or an act which disqualifies Executive from serving as an officer or director of a bank under Wisconsin or Federal banking Laws.

(e)	“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied including, but not limited to, signing of documents by all parties and approval by all regulatory agencies, if required:

The stockholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after or within one (1) year following such merger, consolidation, or reorganization.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three (3%) percent of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).

(f)	“Company” means First Business Bank, a Wisconsin corporation (including any and all of its subsidiaries), or any successor thereto as provided in Article 9 herein.

(g)	“Date of Termination” means the date on which the Executive ceases to be employed by the Company.

(h)	“Effective Date” means the date written, December 16, 2003.

(i)	“Executive” means Corey Chambas, who is presently the President of First Business Bank in Madison, Wisconsin.

(j)	“Normal Retirement Age” means the first day of the month following the month in which the Executive reaches age sixty-five (65).

(k)	“Parachute Payment” means a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder.

(l)	“Salary” means the average annual monetary compensation reportable in box 1 of the 2002 federal form W-2, and its equivalent in subsequent years including monetary bonuses, but not including employee benefits paid to the Executive, for the five calendar years immediately preceding the year of termination. The Executive’s Salary shall be calculated based on the date of actual termination or retirement, even if the Executive is deemed to remain employed after termination under Article 4, and even if the payment of the retirement benefit does not begin for a year or years after Early Retirement, as defined in Article 2 below; provided, however, notwithstanding anything in this Subsection 1.1(l) to the contrary, for purposes of Sections 6.1 A, B, C, and D, the Executive’s Salary shall be calculated based on the five (5) calendar years immediately preceding the year in which the Change in Control occurs.

(m)	“Total Disability” means the Executive must be unable to engage in any Senior Executive financial services work activity, including but not limited to consulting,

because of a medically verified physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. If, at any time between the time the Executive’s employment is terminated due to total disability and the time the Executive begins to receive benefits under this Agreement, the Executive engages in any Senior Executive financial services work activity, including by not limited to consulting, the Executive shall cease to be treated as if he was under a Total Disability, for the purposes of this Agreement.

ARTICLE 2 . RETIREMENT BENEFIT

     2.1 Normal Retirement Benefit. Upon Executive’s retirement at or after Normal Retirement Age, the Company shall become obligated to pay to the Executive a retirement benefit equal to sixty percent (60%) of Executive’s Salary, payable yearly for 10 years, beginning on the 15th day following the date of the Executive’s retirement, and on the next nine (9) anniversaries of the first payment. In the event of the Executive’s death before the total amount due under this Section has been paid, the Company shall pay to the Executive’s designated Beneficiary, and if none, his estate, the remaining annual payments on the schedule established at the Executive’s retirement.

     2.2 Early Retirement Benefit.

          A. Executive may retire at any time after Executive has been employed by the Company for twenty (20) consecutive years. Executive’s date of initial employment with the Company is December 1, 1993, and therefore if there is no interruption in consecutive years of employment, Executive may retire at any time after December 1, 2013. In that case, the Company shall become obligated to pay to the Executive a retirement benefit equal to sixty percent (60%) of Executive’s Salary, multiplied by a vesting percentage described below, payable for ten (10) years, beginning on the 15th day following the date of the Executive’s retirement, or the date Executive attains age 55, whichever is later, and on the next nine (9) anniversaries of the first payment. In the event of the Executive’s death before the total amount due under this Section has been paid, the Company shall pay to the Executive’s designated Beneficiary, and if none, his estate, the remaining annual payments on the schedule established at the Executive’s retirement.

          B. When Executive has completed twenty (20) years of consecutive employment with the Company, the vesting percentage shall be 20/34, or 58.83 percent (.5883). The numerator 20 (twenty) used to determine the vesting percentage shall increase by 1 (one) for each subsequent year of consecutive service above twenty (20), through thirty-four (34). Therefore, for example, if Executive Retires after twenty-seven (27) years of consecutive service the vesting percentage shall be 27/34, or 79.41 percent (.7941). For another example, if Executive Retires after thirty-four (34) years of service, the vesting percentage shall be 34/34 or one hundred percent (100%), and Executive shall be entitled to the Normal Retirement benefit, rather than an Early Retirement Benefit. In the event of the Executive’s death prior to receipt of all early retirement benefits, the Company shall pay to the Executive’s designated Beneficiary, and if none, his estate, the remaining annual payments on the schedule established at the Executive’s early retirement.

     2.3 Withholding of Taxes. The Company shall withhold from any amounts payable under this Article all federal, state, city, local, or other taxes as may be required.

     2.4 Notice of Retirement. Executive shall give the Company at least one year’s notice of his intent to retire, in writing. Executive cannot draw any benefit under this Article 2 until the Bank has been given the notice required by this Section 2.4, and the Executive has worked, or offered to work, for the notice period of one year. Provided, no notice of intent to retire is required if Executive chooses to retire as a result of a Change in Control and the occurrence of an event described in Section 6.1 A, B, C, or D.

ARTICLE 3 . DEATH BENEFIT

     3.1 Death Benefit. In the event of the Executive’s death while in the employ of the Company, the Company shall pay to Executive’s designated Beneficiary, and if none, his estate, the sum of one million five hundred thousand and 00/100 ($1,500,000.00) dollars. Such sum shall be paid over a period of ten (10) years beginning with the fifteenth (15th) day of the first calendar month following the date of the Executive’s death and on the next following nine (9) anniversaries of the first payment.

     3.2 Alternative Death Benefit. If the Early or Normal Retirement Benefit which Executive was entitled to exercise on the day preceding the date of Executive’s death exceeds the Death Benefit payable under Section 3.1, Executive shall be entitled to an amount equal to such Early or Normal Retirement Benefit paid as a replacement for the Death Benefit.

     3.3 Life Insurance. If the Company purchases any life insurance policy on Executive’s life and the Company is the beneficiary of such life insurance policy, the Death Benefit payable under Section 3.1 will not be payable if the circumstances of Executive’s death because of suicide within the applicable contestable period are such that the Company is not entitled to the policy benefit.

     3.4 Withholding of Taxes. The Company shall withhold from any amounts payable under this Article all federal, state, city, local, or other taxes as may be required.

ARTICLE 4 . DISABILITY

     4.1 Treatment of Disability. In the event the Executive’s employment with the Company is terminated prior to his Normal Retirement Age due to Total Disability, the Executive shall be considered, notwithstanding such termination of employment, to continue to be employed by the Company for purposes of his eligibility for benefits under this Agreement.

     4.2 Retirement Benefits. In the event the Executive reached Early Retirement Age after termination of continuous employment due to Total Disability, the Executive shall have the right to receive the Early Retirement Benefit under Section 2.2. In the event the Executive reaches Normal Retirement Age after termination of employment due to Total Disability, the Executive shall receive the Normal Retirement Benefit described in Section 2.1, provided Executive has not elected to receive or received the Early Retirement Benefit under Section 2.2.

     4.3 Inflation Protection. If Executive receives a retirement benefit under Article 2 as the result of reaching Early Retirement Age or Normal Retirement Age after the termination of Executive’s employment due to Total Disability, Executive’s Salary (for purposes of calculating a retirement benefit) shall be increased by an amount equal to the average annual performance increase approved for Company personnel Company-wide between the date of Executive’s termination of employment due to total disability, and the date of the first payment. For example, if Executive’s Salary is $200,000 (determined by averaging 2001, 2002, 2003, 2004, and 2005), and if Executive’s employment terminates due to Total Disability on December 31, 2005, and if Executive receives the first payment on December 15, 2010, and the average Company-wide annual performance increases were 4% in 2006, zero percent in 2007, 3% in 2008, 3% in 2009, and 2% in 2010, Executive’s Salary shall be deemed to be $225,080.54.

     4.4 Death Benefits. In the event of the Executive’s death while Totally Disabled prior to reaching Normal Retirement Age and prior to commencement of payment of benefits under Article 2 or Section 4.2, the Executive’s Beneficiary, and if none, his estate, shall receive the benefit described in Article 3.

ARTICLE 5 . TERMINATION OF EMPLOYMENT BY THE COMPANY

     5.1 Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause, all benefits under this Agreement shall immediately become null and void.

     5.2 Termination for Other Than Cause.

     If the Company terminates the Executive’s employment with the Company for any reason other than Cause, the Company will pay the Executive as wages the greater of an amount equal to two times the annual average of Executive’s Earned Compensation or the amount to which executive would be entitled under Article 2 of this agreement had the Executive given notice of retirement one year before the date on which the Company terminated the Executive’s employment. “Earned Compensation” means Salary plus the average of the Executive’s deferred compensation designated under any Company deferred compensation plan for the five calendar years immediately preceding the year of termination. If the greater amount is two times the annual average of Executive’s Earned Compensation, then payment shall be made on the 15th day following the date of the Executive’s termination. If the greater amount is defined in Article 2 of this Agreement, then payment shall be made according to the terms stated in Article 2.

ARTICLE 6. CHANGE IN CONTROL BENEFIT

     6.1 Change in Control Benefit.

          A. In the event of a Change in Control of the Company followed by an involuntary termination of the Executive’s employment without Cause within three (3) years of the Change in Control, the Executive shall be entitled to a payment of the aggregate of the following:

          (1) an amount equal to the fair value of the Executive’s unvested stock options issued by the Company or by First Business Financial Services, Inc.

calculated as of the date of the Executive’s termination from employment and based upon an independent appraisal, and

          (2) such additional amount as will, when added to (i) the amount described in Section 6.1.A(1) and (ii) any other Parachute Payment to the Executive contingent upon the Change in Control, equal 2.99 times the Executive’s Salary.

Payment shall be made on the 15th day following the date of the Executive’s termination.

          B. In the event of a Change in Control of the Company followed by an involuntary assignment of the Executive to a position of lesser responsibility than that of President of the Company or an involuntary reduction of more than ten percent (10%) in the amount of the Executive’s Salary as in effect immediately prior to the Change in Control, within three (3) years of the Change in Control, the Executive shall be entitled, if he resigns employment within three (3) months after the involuntary assignment or salary reduction, to a payment of the aggregate of the following:

          (1) an amount equal to the fair value of the Executive’s unvested stock options issued by the Company or by First Business Financial Services, Inc. calculated as of the date of the Executive’s termination from employment and based upon an independent appraisal, and

          (2) such additional amount as will, when added to (i) the amount described in Section 6.1.B(1) and (ii) any other Parachute Payment to the Executive contingent upon the Change in Control, equal 2.99 times the Executive’s Salary.

Payment shall be made on the 15th day following the date of the Executive’s termination.

          C. In the event of a Change in Control of the Company followed by an involuntary assignment of the Executive to a position not located within Milwaukee, Ozaukee, Waukesha, or Dane counties within three (3) years of the Change in Control, the Executive shall be entitled, if he resigns employment within three (3) months after the involuntary assignment, to a payment of the aggregate of the following:

          (1) an amount equal to the fair value of the Executive’s unvested stock options issued by the Company or by First Business Financial Services, Inc. calculated as of the date of the Executive’s termination from employment and based upon an independent appraisal, and

          (2) such additional amount as will, when added to (i) the amount described in Section 6.1.C(1) and (ii) any other Parachute Payment to the Executive contingent upon the Change in Control, equal 2.99 times the Executive’s Salary.

Payment shall be made on the 15th day following the date of the Executive’s termination.

          D. 1) In the event of a Change in Control of the Company followed by a voluntary termination of the Executive’s employment within three (3) months of the Change in Control, and in consideration of the Executive’s agreement which is hereby expressed, to the Covenants not to Compete under Article 7, Sections 7.1 and 7.2, the Executive shall be entitled to a payment of an amount equal to two (2) times “Earned Compensation.” “Earned Compensation” means Salary plus the average of the Executive’s deferred compensation designated under any Company deferred compensation plan for the five calendar years immediately preceding the year of termination. Payment shall be made in four installments, the first installment six months after termination, the second installment twelve (12) months after termination, the third installment eighteen (18) months after termination, and the fourth installment twenty four (24) months after termination.

               2) In the event of a Change in Control of the Company followed by a voluntary termination of the Executive’s employment within three (3) months of the Change in Control, under circumstances where the Executive elects in writing not to be bound by the Covenants not to Compete under Sections 7.1 and 7.2, the Executive shall be entitled to a payment of an amount equal to one half (1/2) times “Earned Compensation.” “Earned Compensation” means Salary plus the average of the Executive’s deferred compensation designated under any Company deferred compensation plan for the five calendar years immediately preceding the year of termination. Payment under this subsection 2) shall be made on the 15th day following the date of the Executive’s termination.

          E. Executive cannot be entitled to more than one benefit under this Article 6. The benefit under this Article 6 will not exceed 2.99 times the Executive’s Salary less any Parachute Payment made other than pursuant to this Article 6, no matter what the value of the Executive’s unvested stock options issued by the Company or by First Business Financial Services, Inc.

     6.2 Withholding of Taxes. The Company shall withhold from any amounts payable under this Article all federal, state, city, local, or other taxes as may be required.

ARTICLE 7 . COVENANTS NOT TO COMPETE

     7.1 Covenant Not to Compete. In the event the Executive’s employment with the Company and any of its subsidiaries is terminated under the circumstances described in section 6.1 D 1) of this Agreement then in such event and in further consideration of this Agreement, the Executive agrees that he shall not, either directly or indirectly (and whether or not in the employ of, or action as an agent for, any other person or entity, or as an owner, shareholder, partner, consultant, independent contractor or otherwise), engage in the financial services business for a period of two (2) years after such termination of employment within Milwaukee, Ozaukee, Waukesha, or Dane counties in Wisconsin.

     7.2 Solicitation. In the event the Executive’s employment with the Company and any of its subsidiaries is terminated under the circumstances described in section 6.1 D 1) of this Agreement then as a separate promise and in further consideration of this Agreement, Executive agrees not to solicit employees of First Business Financial Services, Inc. or any of its subsidiary entities, to compete with the Company within Milwaukee, Ozaukee, Waukesha, or Dane counties in Wisconsin during the period of Executive’s employment with Company and for a period of two years after Executive’s termination of employment.

     7.3 Receipt of Benefits. As a separate promise, and in further consideration of this Agreement, Executive also agrees not to compete against the Company in the financial services business at any time while receiving benefits under this Agreement, whether as an employee, director, contractor or consultant to any financial services institution within Milwaukee, Ozaukee, Waukesha, or Dane counties in Wisconsin. This agreement not to compete is independent of the Covenants not to Compete in Sections 7.1 and 7.2.

     Any applicable obligations of Executive under Article 7 also survive the expiration of this Agreement.

ARTICLE 8. TERM OF AGREEMENT

     8.1 Term of Agreement. This Agreement will commence on the Effective Date and shall continue until the earlier of the Executive’s death, the termination of employment for reasons other than Normal or Early Retirement or mutual agreement of the parties.

     8.2 Survival of Obligation. The expiration of this Agreement shall in no way relieve the Company of its obligations under this Agreement, until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

ARTICLE 9. SUCCESSORS

     9.1 Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to as if Article 6 applied here.

     9.2 Binding Effect. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

ARTICLE 10. MISCELLANEOUS

     10.1 Employment Status. The Executive and the Company acknowledge that, except as provided in this or any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will”, and, may be terminated by either the Executive or the Company at any time, subject to applicable law.

     10.2 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Death Benefits or Retirement Benefits owing to the Executive under this Agreement. Such designation must be signed by the Executive, and in a form acceptable to the Board. The Executive may make or change such designation at any time.

     10.3 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

     10.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

     10.5 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

     10.6 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Board, or by the respective parties’ legal representatives and successors.

     10.7 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Wisconsin shall be the controlling law in all matters relating to this Agreement.

     10.8 Full Time Employment. This Company’s obligations under this Agreement are premised upon and conditioned upon the Executive being employed full time in a senior executive management position, that is to say a work week of at least 40 hours.

     10.9 One Benefit Payable. Only one benefit will be payable under this Agreement. There may be a benefit on termination of employment without cause under Section 5.2, there may be a Change in Control Benefit under Article 6, there may be a Normal Retirement Benefit or an Early Retirement Benefit under Article 2, or there may be a Death Benefit under Article 3, but there will never be more than one benefit payable. If, as of the date of Executive’s termination from employment, Executive is eligible to receive more than one benefit under this Agreement, Executive may choose the benefit most valuable to him by providing the Company with notice of that choice within ten (10) days after the date of Executive’s termination.

     10.10 Attorneys’ Fees. If after a Change in Control, and as a result of a position taken by the Company or its successors after a Change in Control, the Executive takes nonfrivolous legal actions against the Company or its successors to defend his rights under this Agreement, the Company or its successors will reimburse Executive for reasonable attorneys’ fees actually incurred in such legal actions.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FIRST BUSINESS BANK

, 2004	By:
Date	James T. Wiedenbeck

, 2004
Date	Corey Chambas

Schedule A

CHANGE IN CONTROL BENEFITS

EXAMPLES

The following examples are intended to illustrate the operation of Sections 6.1.A, B, C and E of the Agreement dated September 21, 2004, between First Business Bank and Corey Chambas (the “Agreement”) with respect to the calculation of the amount of benefits, if any, payable to the Executive following a Change in Control.

The capitalized terms in this Schedule A shall have the same meanings as such terms have in the Agreement.

Example 1:

     Assumptions:

•	There is a Change in Control, and the Executive terminates his employment in accordance with Section 6.1.A, B or C of the Agreement.

•	The aggregate fair market value of the Executive’s unvested stock options is $50,000.

•	The Executive’s Salary is $200,000.

•	The Executive receives another Parachute Payment in the amount of $25,000.

     Calculations:

•	First, pursuant to Section 6.1.A(1), B(1) or C(1), the Executive will receive a payment of $50,000 for his unvested stock options.

•	Second, pursuant to Section 6.1.A(2), B(2) or C(2), the Executive will receive an additional payment of $523,000, which is the amount which, when added to the option payment of $50,000 and the other Parachute Payment of $25,000, will equal $598,000 (i.e., 2.99 x $200,000).

•	Thus, the total payment to the Executive in connection with the Change in Control will be $598,000 (i.e., $50,000 + $25,000 + $523,000).

Example 2:

     Assumptions:

•	There is a Change in Control, and the Executive terminates his employment in accordance with Section 6.1.A, B or C of the Agreement.

•	The aggregate fair market value of the Executive’s unvested stock options is $600,000.

•	The Executive’s Salary is $200,000.

•	The Executive receives another Parachute Payment in the amount of $25,000.

     Calculations:

•	Pursuant to Section 6.1.A(1), B(1) or C(1) and Section 6.1.E, the Executive will receive a payment of $573,000 for his unvested stock options.

•	The Executive will not receive any additional payments in connection with the Change in Control due to the limit imposed by Section 6.1.E (i.e., $598,000 — $25,000).